Exhibit 99.1
For further information, contact:
Ashley A. MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM CORPORATION REPORTS RECEIPT OF
NONCOMPLIANCE NOTICE FROM NASDAQ
Portland, Oregon, April 9, 2007 — TRM Corporation (NASDAQ: “TRMM”) announced today that, on April 3, 2007, it received a NASDAQ Staff Determination notice that, due to the Company’s delayed filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the Company was no longer in compliance with Marketplace Rule 4310(c)(14). As a result, the Company’s common stock is subject to possible delisting from The NASDAQ Global Market at the opening of business on April 12, 2007. In accordance with the procedures of The NASDAQ Stock Market, the Company has requested a hearing before a NASDAQ Listing Qualifications Panel to appeal its possible delisting. The Company’s appeal to the Panel will automatically stay the delisting of its common stock pending the Panel’s review and determination. There can be no assurance that the Panel will grant the Company’s request for continued listing.
As previously disclosed, the Company was initially delayed in filing its Form 10-K because of the complexity of determining the appropriate accounting for the substantial modifications made to the Company’s loan agreements in November 2006 and issues related to the proper financial presentation of the 2006 results of the four business segments accounting for over 45% of its total assets, which the Company sold in January 2007. While the Company has determined the appropriate accounting for the modifications to its loan agreements, the computation of the 2006 financial results of the recently sold business segments is still ongoing. The Company intends to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as soon as practicable after the preparation of the Company’s financial statements is completed.
About TRM
TRM Corporation is a consumer services company that primarily provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as our ability to finalize the 2006 financial results for our four recently sold operating segments in a reasonable amount of time and file our Form 10-K and our ability to successfully appeal the NASDAQ Staff’s delisting determination so that our common stock remains listed. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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